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                                  EXHIBIT 99.1



Contacts:  Daniel J. Thomas               Thomas E. Kiraly
           President and                  Executive Vice President and
           Chief Executive Officer        Chief Financial Officer
           (617) 367-2163                 (617) 619-5101


                        CONCENTRA OPERATING CORPORATION
                     CLOSES EXCHANGE OFFER FOR $190,000,000
                13% SERIES A SENIOR SUBORDINATED NOTES DUE 2009


     BOSTON, Mass. (March 16, 2000) - Concentra Operating Corporation ("Concentra") today announced that it has closed its offer to exchange the outstanding, unregistered 13% senior subordinated notes of Concentra for new, substantially identical 13% senior subordinated notes that will be free of the transfer restrictions that apply to the old notes. Concentra accepted $175,000,000 in principal amount of old notes tendered for exchange.

     Concentra Operating Corporation is the successor to and a wholly owned subsidiary of Concentra Managed Care, Inc. Concentra is the leading provider and comprehensive outsource solution for cost containment and fully integrated care management in the occupational, auto, and group healthcare markets. Concentra offers prospective and retrospective services to employers and insurers of all sizes, providing pre-employment testing, loss prevention services, first report of loss, injury care, specialist networks and specialized cost containment to the disability and automobile injury markets. Currently, the Company operates the nation's largest network of occupational healthcare facilities, with 210 centers located in 63 markets in 32 states. The Company has approximately 1,050 field case managers who provide medical management and return to work services in 49 states, the District of Columbia, and Canada. The Company also has 86 service locations that provide specialized cost containment services including utilization management, telephonic case management, first notice of loss reporting, and retrospective bill review.


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